Exhibit 99.13(a)(4)(ii)

June 10, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the information stated in Item 13(a)(4) included in Form N-CSRS dated June 10, 2022, of BMC Fund, Inc. (the “Company”) and are in agreement with the statements therein concerning Dixon Hughes Goodman LLP, BKD, LLP and FORVIS, LLP. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ FORVIS, LLP (formerly, Dixon Hughes Goodman LLP)

Asheville, NC